Exhibit 2.2


                       Advanced Acoustical Concepts, Inc.


                                    Contents



Independent auditors' report                                               3

Financial statements:
   Balance sheets                                                          4
   Statements of operations and comprehensive loss                         5
   Statements of changes in stockholders' equity (deficit)                 6
   Statements of cash flows                                                7
   Notes to financial statements                                        8-16

Financial statements (unaudited)
   Balance sheet                                                          17
   Statements of operations                                               18
   Statements of cash flows                                               19
   Notes to financial statements                                          20

Independent Auditors' Report



To the Board of Directors
Advanced Acoustical Concepts, Inc.
Dayton, OH 45414

We have audited the accompanying balance sheets of Advanced Acoustical Concepts, Inc. as of December 31, 2000 and 1999, and the related statements of operations and comprehensive loss, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Acoustical Concepts, Inc. at December 31, 2000 and 1999, and the results of its operations and comprehensive loss, and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.



BDO Seidman, LLP
Woodbridge, New Jersey
September 14, 2001

                       Advanced Acoustical Concepts, Inc.


                                                                  Balance Sheets
--------------------------------------------------------------------------------


December 31,                                                                                               2000                1999
--------------------------------------------------------------------------------------------        -----------         -----------
Assets
Current:
   Cash                                                                                             $      --           $    18,780
   Accounts receivable, net of allowance for doubtful accounts of $58,000
      and $32,000, respectively                                                                       1,906,448           1,333,069
   Costs and estimated earnings in excess of billings on uncompleted
      contracts                                                                                         693,795             272,987
   Inventories                                                                                          377,063             400,884
   Due from stockholder                                                                                  34,614                  --
   Prepaid expenses and other current assets                                                             54,961              18,189
--------------------------------------------------------------------------------------------        -----------         -----------
                Total current assets                                                                  3,066,881           2,043,909
--------------------------------------------------------------------------------------------        -----------         -----------
Property and equipment, net                                                                             394,221             426,475
Other assets                                                                                             14,451              15,888
--------------------------------------------------------------------------------------------        -----------         -----------
                                                                                                    $ 3,475,553         $ 2,486,272
============================================================================================        ===========         ===========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Cash overdraft                                                                                   $     2,469         $        --
   Current portion of long-term debt and capital lease obligations                                      285,210              62,546
   Accounts payable and accrued expenses                                                              2,177,529             884,604
   Billings in excess of cost and estimated earnings on uncompleted
      contracts                                                                                       1,024,719             513,666
   Deferred maintenance contract revenue                                                                390,709             181,923
   Short-term borrowings                                                                                543,945             745,282
   Due to stockholders                                                                                       --              86,267
--------------------------------------------------------------------------------------------        -----------         -----------
                Total current liabilities                                                             4,424,581           2,474,288
Long-term debt and capital lease obligations                                                             35,471               3,571
--------------------------------------------------------------------------------------------        -----------         -----------
                Total liabilities                                                                     4,460,052           2,477,859
--------------------------------------------------------------------------------------------        -----------         -----------
Commitments and contingencies
Stockholders' equity (deficit):
   Common stock, no par value, 10,000,000 shares authorized; 1,110,000
      shares issued and outstanding                                                                      50,000              50,000
   Additional paid-in capital                                                                           143,581               8,581
   Accumulated other comprehensive income                                                                 6,719                  --
   Retained deficit                                                                                  (1,184,799)            (50,168)
--------------------------------------------------------------------------------------------        -----------         -----------
                Total stockholders' equity (deficit)                                                   (984,499)              8,413
--------------------------------------------------------------------------------------------        -----------         -----------
                                                                                                    $ 3,475,553         $ 2,486,272
============================================================================================        ===========         ===========

                                 See accompanying notes to financial statements.

                                              Advanced Acoustical Concepts, Inc.



                                 Statements of Operations and Comprehensive Loss
--------------------------------------------------------------------------------


Year ended December 31,                                               2000               1999
------------------------------------------------------------  ------------        -----------
Revenue                                                       $ 10,199,099        $ 9,027,456
Cost of revenues                                                 7,436,456          7,366,479
------------------------------------------------------------  ------------        -----------
Gross margin                                                     2,762,643          1,660,977
Selling, general and administrative expenses                     3,513,315          2,309,520
------------------------------------------------------------  ------------        -----------
Loss from operations                                              (750,672)          (648,543)
------------------------------------------------------------  ------------        -----------
Other income (expense):
   Interest expense, net                                          (369,860)          (126,431)
   Exchange gain on foreign currency                                 9,435                 --
   Loss on sale of assets                                             (875)              (585)
   Other income (expense)                                          (22,659)             7,398
------------------------------------------------------------  ------------        -----------
                Total other expense                               (383,959)          (119,618)
------------------------------------------------------------  ------------        -----------
Net loss                                                        (1,134,631)          (768,161)
Other comprehensive income:
   Foreign currency translation adjustments                          6,719                 --
------------------------------------------------------------  ------------        -----------
Comprehensive loss                                            $ (1,127,912)       $  (768,161)
============================================================  ============        ===========

                                 See accompanying notes to financial statements.

                                              Advanced Acoustical Concepts, Inc.


                         Statements of Changes in Stockholders' Equity (Deficit)
--------------------------------------------------------------------------------

                                                                             Accumulated Other
                                                          Additional Paid-In   Comprehensive     Retained Earnings
                                          Common Stock              Capital           Income              (Deficit)           Total
 ---------------------------------------  -------------   ------------------   --------------    -------------------   -------------
 Balance, December 31, 1998                    $50,000           $    8,581        $      --          $    746,313     $    804,894
 Net loss                                           --                   --               --              (768,161)        (768,161)
 Distributions                                      --                   --               --               (28,320)         (28,320)
 ---------------------------------------  -------------   ------------------   --------------    -------------------   -------------
 Balance, December 31, 1999                     50,000                8,581                -               (50,168)           8,413
 Foreign currency translation adjustment            --                   --            6,719                    --            6,719
 Capital contribution                               --              135,000               --                    --          135,000
 Net loss                                           --                   --               --            (1,134,631)      (1,134,631)
 ---------------------------------------  -------------   ------------------   --------------    -------------------   -------------
 Balance, December 31, 2000                    $50,000             $143,581           $6,719           $(1,184,799)    $   (984,499)
========================================  =============   ==================   ==============    ===================   =============

                                 See accompanying notes to financial statements.

                                              Advanced Acoustical Concepts, Inc.


                                                        Statements of Cash Flows
--------------------------------------------------------------------------------


Year ended December 31,                                                                                       2000             1999
------------------------------------------------------------------------------------------------       -----------        ---------
Cash flows from operating activities:
   Net loss                                                                                            $(1,134,631)       $(768,161)
   Adjustments to reconcile net loss to net cash provided by operating activities:
        Depreciation                                                                                       155,920          173,533
        Provision for bad debts                                                                             26,000           32,000
        Provision for inventory obsolescence                                                                    --          270,000
        Loss on sale of assets                                                                                 875              585
        Changes in operating assets and liabilities:
           Accounts receivable                                                                            (599,379)         992,337
           Cost and estimated earnings in excess of billings on uncompleted
              contracts                                                                                   (420,808)         426,263
           Inventory                                                                                        23,821           25,922
           Prepaid expenses and other current assets                                                       (36,772)          20,045
           Accounts payable and accrued expenses                                                         1,516,818         (514,871)
           Billings in excess of costs and estimated earnings on uncompleted
              contracts                                                                                    511,053          361,760
           Deferred maintenance contract revenue                                                           208,786          (35,809)
           Other assets                                                                                      1,437              777
------------------------------------------------------------------------------------------------       -----------        ---------
                Net cash provided by operating activities                                                  253,120          984,381
------------------------------------------------------------------------------------------------       -----------        ---------
Cash flows from investing activities:
   Proceeds from sale of property and equipment                                                              2,593              500
   Purchase of property and equipment                                                                      (72,847)        (160,645)
------------------------------------------------------------------------------------------------       -----------        ---------
                Net cash used in investing activities                                                      (70,254)        (160,145)
------------------------------------------------------------------------------------------------       -----------        ---------
Cash flows from financing activities:
   Payments on short-term borrowings                                                                      (201,337)        (802,150)
   Payments on long-term debt                                                                              (62,115)        (155,245)
   Proceeds on notes payable                                                                               125,000               --
   Payments on notes payable                                                                               (82,007)              --
   Payments/proceeds to stockholders                                                                      (120,881)          86,267
   Payments on capital leases                                                                               (4,494)              --
   Capital contribution                                                                                    135,000               --
   Distributions                                                                                                --          (28,320)
------------------------------------------------------------------------------------------------       -----------        ---------
                Net cash used in financing activities                                                     (210,834)        (899,448)
------------------------------------------------------------------------------------------------       -----------        ---------
Effect of exchange rate changes on cash                                                                      6,719               --
------------------------------------------------------------------------------------------------       -----------        ---------
Decrease in cash and cash equivalents                                                                      (21,249)         (75,212)
Cash, at beginning of year                                                                                  18,780           93,992
------------------------------------------------------------------------------------------------       -----------        ---------
Cash, at end of year                                                                                   $    (2,469)       $  18,780
================================================================================================       ===========        =========
Supplemental  disclosure of cash flow information:
     Cash paid during the period for:
      Interest                                                                                         $   370,546        $ 134,343
Non-cash investing and financing activities:
   Acquisition of equipment through capital leases                                                     $    54,287        $      --
   Issuance of notes for accounts payable                                                              $   223,893        $      --
================================================================================================       ===========        =========

                                 See accompanying notes to financial statements.

                                              Advanced Acoustical Concepts, Inc.


                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

1.   Summary of Significant      Nature of Operations
     Accounting Policies

                                 Advanced Acoustical Concepts, Inc. (the "Company") was incorporated in the state of Washington on June 1, 1998. The Company's main office is located in Dayton, Ohio.

                                 The Company contracts with private companies, government agencies and the military to provide video conferencing installation and maintenance services, audio/video engineering, media room construction and other electronic communication services. The Company's customers are located throughout the United States.

                                 Use of Estimates

                                 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 Revenue and Cost Recognition

                                 Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. Because of the inherent uncertainties in estimated costs, it is at least reasonably possible that estimates used will change within the near term.

                                 As these contracts extend over one or more periods, revisions in costs and profit estimated during the course of the work are reflected in the accounting period in which the facts that require the revision become known.

                                              Advanced Acoustical Concepts, Inc.

                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

                                 Contract costs include all direct materials, labor and subcontracting costs and those indirect costs relating to contract performance, such as indirect labor, supplies, tools, repairs and depreciation. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

                                 The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

                                 Revenues on maintenance contracts are recognized ratably over the life of the contract using the straight-line method. Deferred revenue is recorded for the excess of maintenance contract billings over revenues recognized. Contract costs are recognized as incurred. Provisions of estimated losses on uncompleted maintenance contracts are made in the period in which such losses are determined.

                                 Fair Value of Financial Instruments

                                 The carrying amounts of cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate fair value because of the current maturity of these items.

                                 Inventories

                                 Inventories, consisting of finished goods and spare parts, is valued at the lower of cost (determined on a first in, first out basis) or market.

                                 Property and Equipment

                                 Property  and  equipment  are  stated  at cost.
                                 Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally 3-10 years. The cost of maintenance and repairs is charged to operations as incurred.

                                              Advanced Acoustical Concepts, Inc.

                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

                                 Cash and Cash Equivalents

                                 All highly  liquid  investments  with  original
                                 maturities   of  three   months   or  less  are
                                 considered to be cash equivalents.

                                 Income Taxes

                                 The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an "S" corporation. The election was effective for federal and Ohio State income tax purposes, but was not effective in two other states. Accordingly, the Company may incur income tax obligations relating to those states only, and the financial statements may include a provision for those taxes. Earnings and losses for federal income tax purposes are reported on the individual income tax returns of the stockholders based upon their proportionate share. Therefore, no provision or liability for Federal income taxes has been included in these financial statements.

                                 Foreign Currency Translation

                                 Foreign currency exchange gains or losses arising from transactions denominated in foreign currencies are translated at average exchange rates. The effects of these exchange adjustments are included in operations. Foreign currency denominated cash accounts are translated at year-end exchange rates. The effects of the translation adjustments are recognized as a separate component of stockholders' deficit.

                                              Advanced Acoustical Concepts, Inc.

                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

                                 Long-Lived Assets

                                 The Company follows SFAS No. 121 "Accounting for Impairment of Long-Lived Assets to be Disposed Of" ("SFAS 121"). In accordance with SFAS 121 the Company periodically reviews the carrying value of certain of its assets in relation to historical results, current business conditions and trends to identify potential situations in which the carrying value of assets may not be recoverable. If such reviews indicate that the carrying value of such assets may not be recoverable, the Company would determine whether the estimated amounts recoverable through future operations and sale of a property on an undiscounted basis are below the property's carrying value. If the property is determined to be impaired, it must be written down to fair value. As of December 31, 2000, no write-downs were required.


2.   Property, Plant             Property,  plant and equipment  consists of the
     and Equipment               following:


                                 December 31,                                               2000                1999
                                 --------------------------------------------   ----------------     ---------------
                                 Technical and demonstration equipment               $    548,262       $   496,968
                                 Office furniture and equipment                           538,469           523,320
                                 Transportation equipment                                  14,555            14,555
                                 Leasehold improvements                                    38,977            38,977
                                 Equipment under capital leases                            54,287                --
                                 --------------------------------------------    ----------------    ---------------
                                                                                        1,194,550         1,073,820
                                 Less: accumulated depreciation and
                                   amortization                                          (800,329)          (647,345)
                                 --------------------------------------------    ----------------    ---------------
                                                                                      $   394,221        $   426,475
                                 ============================================    ================    ===============

                                              Advanced Acoustical Concepts, Inc.

                                                   Notes to Financial Statements
--------------------------------------------------------------------------------


3.   Costs and Estimated         Information        with        respect       to
     Earnings on Uncompleted     contracts-in-progress  at December 31, 2000 and
     Contracts                   1999 is as follows:


                                                                                            2000                1999
                                 --------------------------------------------    ----------------    ---------------
                                 Costs incurred on uncompleted contracts              $3,844,697          $2,770,426

                                 Estimated gross profit                                1,503,886             955,725
                                 --------------------------------------------    ----------------    ---------------

                                                                                       5,348,583           3,726,151

                                 Less: billings to date                                5,679,507           3,966,830
                                 --------------------------------------------    ----------------    ---------------
                                                                                      $ (330,924)          $(240,679)
                                 ============================================    ================    ===============

                                 Included in accompanying balance sheets under the following captions:

                                                                                            2000               1999
                                 --------------------------------------------    ----------------    ---------------
                                 Costs and estimated earnings in excess of             $ 693,795           $ 272,987
                                   billings on uncompleted contracts
                                 Billings in excess of costs and estimated
                                   earnings on uncompleted contracts                  (1,024,719)           (513,666)
                                 --------------------------------------------    ----------------    ---------------
                                            Total                                      $(330,924)          $(240,679)
                                 ============================================    ================    ===============

4.   Short-Term Borrowings       The  Company  had  a  line  of  credit  with  a
                                 financial  institution  during  1999.  Balances
                                 under the line are due on demand.  Interest  is
                                 payable  monthly at the bank's  reference  rate
                                 plus 1.25%. Total borrowings under the line are
                                 limited  to  the  lesser  of  80%  of  eligible
                                 accounts receivable plus 40% of stock inventory
                                 (maximum $200,000) or the unused portion of the
                                 line of  credit up to  $2,500,000.  The line is
                                 collateralized    by   contract    receivables,
                                 inventory  and  equipment and is  guaranteed by
                                 the  Company's   stockholders.   Total  amounts
                                 outstanding  at December 31, 1999 was $745,282.
                                 This line was paid in full and terminated during 2000.

                                              Advanced Acoustical Concepts, Inc.

                                                   Notes to Financial Statements
--------------------------------------------------------------------------------


                                 In February 2000, the Company entered into an Agreement with a financial institution whereby the Company factors certain of its accounts receivables with recourse. The Company receives up to 80% of the aggregate net face value of the receivables. The Company is required to pay fees on the gross face value of the accounts sold based upon the number of days elapsed between the date the account is purchased and collection of each account occurs. The fees range from 2.5% to 13%. At December 31, 2000 borrowings under this agreement totaled $339,475.

                                 In March 2000, the Company added an addendum to the Agreement. Under this addendum, the Company, in addition to financing certain of its accounts receivables, can also finance its irrevocable purchase orders from their customers. An initial discount is charged based on the gross amount of each purchase order. The discount varies based upon the ratio of the sum of all advances, payments, guarantees and letters of credit made to the total of all gross receivables. The discount ranges from 3.99% to 5.99%. At December 31, 2000 borrowings under the addendum totaled $204,470.

                                              Advanced Acoustical Concepts, Inc.

                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

5.   Long-Term Debt and          Long-term debt  and  capital  lease obligations
     Capital Lease               consisted of the following:
     Obligations


                                 December 31,                                                    2000             1999
                                 -----------------------------------------------        -------------    -------------
                                 Note payable - National City Bank, interest
                                   at prime plus 1-1/2%, monthly payments of
                                   $9,723 plus interest, final payment due
                                   April 2000, collateralized by receivables
                                   and equipment, guaranteed by stockholders            $          --          $38,864
                                 Note payable - National City Bank, interest
                                   at 9.25%, monthly payments of $3,125
                                   including interest, final payment due June
                                   2000, collateralized by receivables and
                                   equipment, guaranteed by stockholders                           --           18,700
                                 Note payable - GMAC, interest at 8.734%,
                                   monthly payments of $461 including
                                   interest, final payment due September 2001,
                                   collateralized by vehicle                                    4,002            8,553
                                 Note payable - Broad Street Financial
                                   Company, interest at 10%, principal and
                                   interest due 2001                                          125,000               --
                                 Note payable - Picture Tel Corporation,
                                   interest at 11.25%, monthly payments of
                                   $29,180, due 2001                                          141,886               --
                                 Obligations under six capital leases with
                                   Dell  Financial  Services  payable  in
                                   monthly  installments ranging from $89 - $163
                                   with implicit interest at rates ranging from
                                   16.9 to 19.4 per annum                                      17,026               --
                                 Obligations under eight capital leases with
                                   Vision Financial Group, Inc., payable in
                                   monthly installments ranging from $61 -
                                   $172 with implicit interest at rates
                                   ranging from 19.5 - 21.3 per annum                          32,767               --
                                 -----------------------------------------------        -------------    -------------
                                                                                              320,681           66,117
                                                Less: current maturities                      285,210           62,546
                                 -----------------------------------------------        -------------    -------------
                                                                                        $      35,471    $       3,571
                                 ===============================================        =============    =============

                                              Advanced Acoustical Concepts, Inc.

                                                   Notes to Financial Statements
--------------------------------------------------------------------------------


                                 Maturities of long-term  debt and capital lease
                                 obligations   in  each  of  the  years   ending
                                 December 31, are as follows:

                                 -----------------------------------------------        -------------
                                 2001                                                        $285,210
                                 2002                                                          17,452
                                 2003                                                          18,019
                                 -----------------------------------------------        -------------
                                                                                             $320,681
                                 -----------------------------------------------        -------------


6.   Due to  Stockholders        In  September  1999,  the Company  entered into
                                 unsecured  loans  with  two   stockholders  for
                                 $100,000. The loans call for optional partial payments or one balloon payment to be made on or before December 31, 1999, plus interest at 8%. These notes were paid off during 2000.


7.   Profit  Sharing  Plan       The Company provides a qualified profit sharing
                                 plan and trust for substantially all of its employees. Contributions are at the discretion of the Board of Directors, and are limited to 15% of the aggregate compensation of all plan participants. There were no contributions for the years ended December 31, 2000 and 1999.
                                 This plan was terminated in April 2000.


8.   Leases                      The Company leases its main office in Ohio on a
                                 month-to-month operating lease. Rent expense for the years ended December 31, 2000 and 1999 were $88,027 and $117,928, respectively.

                                 Future minimum lease payments required under capital leases in each of the years ending December 31, are as follows:

                                 -----------------------------------------------        -------------
                                 2001                                                         $23,006
                                 2002                                                          23,006
                                 2003                                                          19,794
                                 -----------------------------------------------        -------------
                                 Total future minimum lease payments                           65,806
                                 Less amount representing interest                             16,013
                                 -----------------------------------------------        -------------
                                                                                              $49,793
                                 ===============================================        =============

                                              Advanced Acoustical Concepts, Inc.

                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

9.   Commitments and             Some  of  the   Company's   contracts   contain
     Contingencies               warranty  clauses which obligate the Company to
                                 perform  repairs  of  installed  equipment  for
                                 various periods of time after completion of the
                                 initial   contracts.   The   Company   has  not
                                 experienced significant costs relating to these
                                 clauses   through   December  31,   2000,   and
                                 management  believes future warranty costs will
                                 be  immaterial.  Accordingly,  no  accrual  for
                                 these   future   costs  is   included   in  the
                                 accompanying financial statements.

                                 The Company has also entered into maintenance contracts which obligate the Company to perform maintenance services on an "as needed" basis during the contractual period. The Company records revenues and costs under the contracts as described in Note 1.

                                 The Company is involved in litigation with a former employee. The employee has brought suit against the Company alleging that the Company failed to pay sales commissions to him over a three year period. The Company has accrued $50,000 related to this suit which represents its best estimate of the exposure from this matter.

10.  Concentration of Credit     The Company  maintains its cash balances in one
     Risk                        financial institution. The balances are insured
                                 by the FDIC up to  $100,000.  At  December  31,
                                 2000, the Company had no uninsured balances.

11.  Subsequent Events           On July 17, 2001, Wire One  Technologies,  Inc.
                                 acquired the assets and certain  liabilities of
                                 the  Company.   The  total   consideration  was
                                 $794,000, which was paid in the form of 145,429 shares of Wire One common stock valued at the time of the acquisition.

                                              Advanced Acoustical Concepts, Inc.


                                                                   Balance Sheet
--------------------------------------------------------------------------------

 June 30, 2001                                                                                   (unaudited)
----------------------------------------------------------------------------------------------   -----------
Assets
Current:
   Cash                                                                                          $    64,270
   Accounts receivable, net of allowance for doubtful accounts of $58,000                            493,112
   Costs and estimated earnings in excess of billings on uncompleted contracts                       179,972
   Inventories                                                                                       413,289
   Due from stockholder                                                                               53,893
   Prepaid expenses and other current assets                                                         118,431
----------------------------------------------------------------------------------------------   -----------
                Total current assets                                                               1,322,967
----------------------------------------------------------------------------------------------   -----------
Property and equipment, net                                                                          362,039
Other assets                                                                                           4,409
----------------------------------------------------------------------------------------------   -----------
                                                                                                 $ 1,689,415
==============================================================================================   ===========
Liabilities and Stockholders' Deficit
Current liabilities:
   Current portion of long-term debt and capital lease obligations                               $   225,766
   Accounts payable and accrued expenses                                                           2,527,642
   Billings in excess of cost and estimated earnings on uncompleted contracts                        220,254
   Deferred maintenance contract revenue                                                             312,897
----------------------------------------------------------------------------------------------   -----------
                Total current liabilities                                                          3,286,559
Long-term debt and capital lease obligations                                                          28,663
----------------------------------------------------------------------------------------------   -----------
                Total liabilities                                                                  3,315,222
----------------------------------------------------------------------------------------------   -----------
Stockholders' deficit:
   Common stock, no par value, 10,000,000 shares authorized; 1,110,000 shares issued and
      outstanding                                                                                     50,000
   Additional paid-in capital                                                                        143,581
   Cumulative foreign currency translation adjustment                                                  6,719
   Retained deficit                                                                               (1,826,107)
----------------------------------------------------------------------------------------------   -----------
                Total stockholders' deficit                                                       (1,625,807)
----------------------------------------------------------------------------------------------   -----------
                                                                                                 $ 1,689,415
==============================================================================================   ===========

                                 See accompanying notes to financial statements.

                                              Advanced Acoustical Concepts, Inc.


                                                        Statements of Operations
                                                                     (Unaudited)
--------------------------------------------------------------------------------

Six months ended June 30,                                                                   2001           2000
----------------------------------------------------------------------------------   -----------    -----------
Revenue                                                                              $ 4,287,328    $ 4,928,683
Cost of revenues                                                                       3,157,541      3,623,436
----------------------------------------------------------------------------------   -----------    -----------
Gross margin                                                                           1,129,787      1,305,247
Selling, general and administrative expenses                                           1,483,608      1,476,833
----------------------------------------------------------------------------------   -----------    -----------
Loss from operations                                                                    (353,821)      (171,586)
----------------------------------------------------------------------------------   -----------    -----------
Other expense:
   Interest expense, net                                                                 285,928        123,516
   Other                                                                                   1,559         56,247
----------------------------------------------------------------------------------   -----------    -----------
                Total other expense                                                      287,487        179,763
----------------------------------------------------------------------------------   -----------    -----------
Net loss                                                                             $  (641,308)   $  (351,349)
==================================================================================   ===========    ===========

                                 See accompanying notes to financial statements.

                                              Advanced Acoustical Concepts, Inc.


                                                        Statements of Cash Flows
                                                                     (Unaudited)
--------------------------------------------------------------------------------

Six months ended June 30,                                                                                     2001           2000
----------------------------------------------------------------------------------------------------   -----------    -----------
Cash flows from operating activities:
   Net loss                                                                                            $  (641,308)   $  (351,349)
   Adjustments to reconcile net loss to net cash provided by operating activities:
        Depreciation                                                                                        74,736         73,985
        Changes in operating assets and liabilities:
           Accounts receivable                                                                           1,413,336        667,971
           Cost and estimated earnings in excess of billings on uncompleted
              contracts                                                                                    513,823        (54,296)
           Inventories                                                                                     (36,226)        23,821
           Prepaid expenses and other current assets                                                       (63,470)           (88)
           Accounts payable and accrued expenses                                                           350,113        610,932
           Billings in excess of costs and estimated earnings on uncompleted
              contracts                                                                                   (804,465)      (460,950)
           Deferred maintenance contract revenue                                                           (77,812)       240,855
           Other assets                                                                                     10,042            333
----------------------------------------------------------------------------------------------------   -----------    -----------
                Net cash provided by operating activities                                                  738,769        751,214
----------------------------------------------------------------------------------------------------   -----------    -----------
Cash flows from investing activities:
   Purchase of property and equipment                                                                      (42,554)       (25,516)
----------------------------------------------------------------------------------------------------   -----------    -----------
                Net cash used in investing activities                                                      (42,554)       (25,516)
----------------------------------------------------------------------------------------------------   -----------    -----------
Cash flows from financing activities:
   Payments on short-term borrowings                                                                      (543,945)      (345,156)
   Payments on long-term debt                                                                              (59,444)       (62,546)
   Payments on notes payable                                                                                  --          (79,349)
   Payments/proceeds to stockholders                                                                       (19,279)       (97,378)
   Payments on capital leases                                                                               (6,808)          --
   Capital contribution                                                                                       --          135,000
----------------------------------------------------------------------------------------------------   -----------    -----------
                Net cash used in financing activities                                                     (629,476)      (449,429)
----------------------------------------------------------------------------------------------------   -----------    -----------
(Increase) in cash and cash equivalents                                                                     66,739        276,269
Cash, at beginning of year                                                                                  (2,469)        18,780
----------------------------------------------------------------------------------------------------   -----------    -----------
Cash, at end of year                                                                                   $    64,270    $   295,049
----------------------------------------------------------------------------------------------------   -----------    -----------
Supplemental disclosure of cash flow information:
   Cash paid during the period for:
      Interest                                                                                         $   280,930    $   129,806
Non-cash investing and financing activities:
   Issuance of notes for accounts payable                                                              $      --      $   223,893
====================================================================================================   ===========    ===========

                                  See accompanying notes to financial statements

                                              Advanced Acoustical Concepts, Inc.


                                                   Notes to Financial Statements
--------------------------------------------------------------------------------

1.   Nature of Operations        Advanced   Acoustical   Concepts,   Inc.   (the
                                 "Company") was incorporated in the state of Washington on June 1, 1998. The Company's main office is located in Dayton, Ohio.

                                 The Company contracts with private companies, government agencies and the military to provide video conferencing installation and maintenance services, audio/video engineering, media room construction and other electronic communication services. The Company's customers are located throughout the United States.

2.   Basis of Presentation       The accompanying unaudited financial statements
                                 of the Company have been prepared in accordance
                                 with accounting  principles  generally accepted
                                 in the  United  States of America  for  interim
                                 financial information and pursuant to the rules
                                 and  regulations of the Securities and Exchange
                                 Commission.  Accordingly,  they do not  include
                                 all of the information  and footnotes  required
                                 by accounting  principles generally accepted in
                                 the  United  States  of  America  for  complete
                                 financial   statements.   In  the   opinion  of
                                 management,   all  adjustments  (consisting  of
                                 normal recurring accruals) considered necessary
                                 for a fair  presentation  have  been  included.
                                 Operating results for the six months ended June
                                 30, 2001 are not necessarily  indicative of the
                                 results  that  may be  expected  for  the  year
                                 ending   December   31,   2001.   For   further
                                 information,  refer to the financial statements
                                 and   footnotes   for  the  fiscal  year  ended
                                 December 31, 2000 included in Section 2.2, on pages 1 through 16.

3.   Subsequent Events           On July 17, 2001, Wire One  Technologies,  Inc.
                                 acquired the assets and certain  liabilities of
                                 the  Company.   The  total   consideration  was
                                 $794,000, which was paid in the form of 145,429 shares of Wire One common stock valued at the time of the acquisition.